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                                                                     EXHIBIT 5.1

OPINION OF COUNSEL


                                                      May 1, 2002
Integrated Health Technologies, Inc.
201 Route 22
Hillside, New Jersey 07205

         RE: INTEGRATED HEALTH TECHNOLOGIES, INC. REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have acted as counsel for Integrated Health Technologies, Inc. (formerly known as Chem International, Inc.), a Delaware corporation (the "Company") in connection with the preparation of a Registration Statement filed with the Securities and Exchange Commission on Form S-8 (the "Registration Statement") relating to the registration of an additional 4,000,000 shares (the "Shares") of the Company's common stock, par value $.002 per share (the "Common Stock") to be issued pursuant to the Chem International, Inc. Stock Option Plan, as amended (the "Plan").

         In rendering this opinion, we have examined and relied on (i) the Company's Restated Certificate of Incorporation, as amended, and By-laws, as amended; (ii) the Resolutions adopted by the Board of Directors of the Company;
(iii) the Registration Statement; and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

         Based upon and subject to the foregoing, in our opinion, the Shares will be, when issued pursuant to the Plan, legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                       Very truly yours,


                                       ST. JOHN & WAYNE, L.L.C.


                                       /s/  St. John & Wayne, L.L.C